Exhibit 2.1

                         CONTRACT FOR SALE AND PURCHASE

PARTIES: Shamrock At The Gables LLC, a Florida limited liability corporation, AND/OR ASSIGNS ("Buyer"), and CONQUISTADOR PLAZA, INC., a Florida corporation ("Seller"), hereby agree that Seller shall sell and Buyer shall buy the following real property ("Real Property") and personal property ("Personalty") (collectively "Property") upon the terms and conditions of this Contract for Sale and Purchase ("Contract"), which includes any Riders attached hereto.

1.       DESCRIPTION OF PROPERTY:

         A. LEGAL DESCRIPTION OF REAL PROPERTY: As more particularly described in that certain deed recorded in Official Records Book 19472, Page 2884, Public Records of Miami-Dade County, Florida, to be established by the tender of Seller's most current survey and title insurance policy, within five (5) days of the Effective Date, commonly known as 2250-2280 SW 32 Avenue, Miami, Florida 33145, Tax Folio Numbers 01 4116 009 1800 and 01 4116 009 1430.

         B. Other Property Rights included: Plans and Specs prepared for Conquistador Plaza by Galindo & Suiero, dated April 1, 2000, for a sixty (60) unit apartment building (respectively the "Project," the "Architect," the "Plans & Specs"), all rights, title and interest in and to the General Contractor Agreement with Encore Services, Inc. and the agreement, if any, with Fidias Flaquer (hereinafter respectively the "General Contractor," the "Contractor's Agreement," the "Engineer," and the "Project Engineer's Agreement"), all permits covering the ongoing construction of an apartment building on the Property, including, without limitation, and the permits enumerated in Exhibit "A," attached and by reference made a part hereof (collectively, the "Permits").

2.       PURCHASE PRICE AND METHOD OF PAYMENT:

         A.       PURCHASE PRICE..................................$3,500,000

         B. DEPOSIT to be held in escrow by RICARDO MARTINEZ-CID, TRUST ACCOUNT ("Escrow Agent"):

                  1.       Initial Deposit..........................$100,000.00
                  2.       Additional deposit due within twenty-four (24)
                           days after the Effective Date............$100,000.00
                                                                     ----------
                  3.       Total Deposit ("Deposit")................$200,000.00

         C. BALANCE TO CLOSE, in U.S. Dollars in cashier's check issued by local financial institutions or in certified checks certified by local financial institutions, subject to adjustments and promotions......................$3,300,000

3. ACCEPTANCE; FACSIMILE; EFFECTIVE DATE: If this offer is not executed by and delivered to all parties on or before June 24, 2002, the Deposit will, at Buyer's option, be returned to Buyer and this offer withdrawn. Facsimile copies of this contract, signed and initialed in counterpart, shall be considered for all purposes, including delivery, as originals. The "Effective Date" of this Contract will be: (a) the date when the last one of the Buyer and Seller has signed this offer; or (b) if changes in this offer (after signature) have been made and initialed by the parties, the date when the last one of the Buyer and Seller has initialed those changes.

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4.       DATE AND PLACE OF CLOSING: This transaction shall close on or before ninety (90) days from the Effective Date, unless extended by other provisions of this Contract ("Closing"), at the office of Buyer's attorney if said office is located in the county in which the property is located.

5.       EVIDENCE OF TITLE:

         A. Defined: Evidence of Title shall be defined as:
                  (1) AN EXISTING ABSTRACT OF TITLE, prepared by a reputable and existing abstract firm (if firm is not existing, then abstract must be certified as correct by an existing firm), purporting to be an accurate synopsis of the instruments affecting the title to the Real Property recorded in the Public Records of the county wherein the Real Property is located, which shall commence with the earliest public records ("Abstract"); or

                  (2) IF AN EXISTING ABSTRACT OF TITLE IS NOT AVAILABLE, Seller shall provide an existing prior owner's title insurance policy qualified for use as a title base for reissuance of coverage on the Real Property at the Purchase Price ("Prior Policy") together with copies of all exceptions thereto and, at Seller's option, either: (a) an abstract continuation from the effective date of the Prior Policy; or (b) a computer title search printout and name search printout, from the effective date of the Prior Policy and certified to Buyer's closing agent, together with copies of all documents recited in the Prior Policy and in the computer searches; or

                  (3)      IF NEITHER AN EXISTING ABSTRACT NOR A PRIOR POLICY IS
                           AVAILABLE: Seller shall provide, at Seller's option, either (a) alternative title evidence acceptable to Buyer's closing agent; or (b) a standard title insurance commitment issued by a Florida licensed title insurer agreeing to issue to Buyer, upon recording of the deed to Buyer, an owner's policy of title insurance in the amount of the Purchase Price, subject only to those title exceptions set forth in this Contract or which shall be discharged by Seller at or before Closing. If Seller provides a title insurance commitment, Seller shall pay the premium for owner's title insurance policy.

         B. CERTIFICATION, MARKETABILITY: Evidence of Title shall be certified or brought current through a date not more than 30 days prior to closing. Evidence of Title shall show a marketable title of record in Seller, in accordance with current title standards adopted by Florida Bar, subject only to those title exceptions permitted by this Contract or which shall be discharged by Seller at or before Closing. At Closing, Seller shall convey to Buyer a marketable title of record as described in this paragraph.

         C. DELIVERY, EXAMINATION: Seller, at Seller's expense, shall deliver Evidence of Title to Buyer at least fifteen (15) days prior to Closing and if Evidence of Title is not received by Buyer as required, Buyer may delay the closing so that Buyer shall have up to fifteen (15) days from date of receipt of Evidence of Title to examine same. Buyer shall examine Evidence of Title within fifteen (15) days after receipt thereof, and Buyer shall, within the same fifteen (15) day period, notify Seller in writing of any defects. If any title defects render the title unmarketable, Seller shall use diligent effort to cure such defects (including the bringing of necessary lawsuits) within ninety (90) days from receipt of such notice. If Seller shall fail to cure such defects within the ninety (90) days period, Buyer shall have the option of:
                  (1) accepting title as it is; or (2) demanding a refund of the Deposit, in which case, the Deposit shall forthwith be returned to Buyer, and Buyer and Seller shall be relieved, as to each other, of all obligations under this Contract. Upon Closing, the Evidence of Title shall become the property of the Buyer.
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6.       BUILDING PERMITS TO BE EXTENDED, ARCHITECT AND GENERAL CONTRACTOR:
         Seller and Buyer shall work together to renew the building permit, which expires on July 9, 2002. Said renewal will be at Buyer's expense, with the substitution of the general contractor and project architect to be hired by Buyer. In the event the parties are unable to extend said permit, Buyer may rescind this Agreement, with the immediate return of the Deposit.

7. RESTRICTIONS AND EASEMENTS; BUILDING AND ZONING: (A) Buyer shall take title subject to: (1) zoning restrictions imposed by governmental authority; (2) restrictions and matters appearing on the plat, or otherwise common to the subdivision; (3) taxes for the year of Closing;
         (4) assumed mortgages and purchase money mortgages, if any; (5) restrictions, utility easements or other matters which do not render the title unmarketable or adversely affect the present use of the Property. (B) Seller warrants that, at the time of Closing, there shall be no violation of building or zoning codes. If the Property is in such violation of such codes, Seller shall pay for the expenses required to bring the Property into compliance with such codes at the time of Closing.

8. SURVEY: Buyer, within the time allowed for delivery of Evidence of Title and examination thereof, may have the Real Property surveyed at Buyer's expense. If the survey shows any encroachment on the Real Property or that the improvements presumed to be located on the Real Property in fact encroach on setback lines, easements, or land of others, or violate any restriction, Contract covenant, or applicable governmental regulation, the same shall be treated as a title defect which renders title unmarketable.

9. INGRESS AND EGRESS: Seller covenants and warrants that there is ingress and egress to the Property over public roads.

10. EXISTING MORTGAGES: Seller shall obtain, and furnish to Buyer no later than ten (10) days prior to Closing; (a) an estoppel letter for each existing mortgage containing the necessary data for payoff; and (b) for equity line loans, a written statement from the mortgagee showing that the account has been closed in accordance with mortgagee's requirements to facilitate payoff at Closing. Any prepayment penalties charged by mortgagees shall be paid by Seller.

11. ACCESS & DELIVERY OF POSSESSION: Seller warrants and represents that there are no parties in possession or with a right to possession of the Property other than Seller; and Seller shall deliver possession of the Property to Buyer at the time of delivery to Seller of the proceeds of the sale, but full and ample access shall be granted to Buyer during the Due Diligence Period.

12. INSURANCE: The premium on any hazard insurance and flood insurance policies in force covering improvements of the Property, if any, shall be prorated between parties, or the policies may be canceled as Buyer may elect. If insurance is to be prorated, Seller shall, on or before Closing, furnish Buyer all insurance policies or copies thereof. Seller shall not be responsible if the insurer cancels the policies.

13. RISK OF LOSS: If the improvements are damaged by fire or other casualty before delivery of the deed and can be restored to substantially the same condition as now existing within a period of sixty (60) days thereafter, Seller may restore the improvements and the Closing shall be extended accordingly. If Seller fails to so restore the Property, Buyer shall have the option of (a) taking the Property "as is" condition together with the insurance proceeds, if any, or (b) canceling this Contract and the Deposit shall forthwith be returned to Buyer, and Buyer and Seller shall be relieved, as to each other, of all obligations under this Contract.

14. MAINTENANCE: Between the Effective Date and the Closing, the Property, including lawn, shrubbery and pool, if any, shall be maintained by Seller in the condition as it exists as of the Effective Date, ordinary wear and tear excepted.

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15.      ESCROW AGENT: Any escrow agent ("Agent") including the Escrow Agent for the Deposit, receiving funds or equivalent ("Escrow Funds"), is authorized to receive the Escrow Funds, hold the Escrow Funds in escrow, and, subject to clearance, disburse the Escrow Funds according to this Contract. If agent is in doubt as to Agent's duties or liabilities under this Contract, Agent may, at Agent's option: (a) continue to hold the Escrow Funds until Buyer and Seller mutually agree to its disbursement or until a judgment of a court of competent jurisdiction shall determine the rights of the parties; or (b) place the Escrow Funds into the registry of the circuit court having jurisdiction of the dispute and interplead the parties having an interest in the Escrow Funds. Upon notifying all interested parties of such action, all liability on the part of the Agent shall fully terminate, except to the extent of accounting for the Escrow Funds. If agent is a licensed real estate broker, Agent will comply with the provisions of Chapter 475 F.S. (1991), as amended. Any suit between Buyer and Seller wherein Agent is made a party because of acting as Agent hereunder, or in any suit wherein Agent places the Escrow Funds into the registry of the court and interpleads the interested parties, Agent shall recover reasonable attorney's fees and costs incurred, which fees and costs shall be paid from and out of the Escrow Funds and charged and awarded as court costs in favor of the prevailing party.
         All parties agrees that Agent shall not be liable to any party or person for misdelivery to Buyer or Seller of the Escrow Funds unless such misdelivery is due to willful breach of the Contract or gross negligent of Agent.

16. CLOSING DOCUMENTS: Seller shall deliver to Buyer at Closing, at Seller's expense: (a) statutory warranty deed, free and clear of all reverter clauses and reservations for drainage, phosphate, minerals, metals, petroleum and road rights-of-way, whether in favor of an individual or governmental unit (waiver of right of entry from governmental unit shall be sufficient); (b) Assignment of the Plans & Specs, and confirmation that they are paid in full; (c) assignment of Contractor's Agreement, and confirmation that there were no past due payments thereunder; (c) assignment of all Permits; (d) affidavit attesting to the absence of liens or potential lienors known to Seller;
         (e) gap affidavit; (f) affidavit of possession; (g) IRS Form 1099S or such other forms as may be required by federal government from time to time; (h) FIRPTA affidavits or exemption certificates as may be required to exempt Seller or any agent from the income tax withholding requirements or Seller shall authorize Buyer to withhold the necessary amount; (i) assignment of all rights under the current general contractor and architects agreement; (j) indemnity agreement by Seller, and the undersigned president of Seller, to indemnify and hold Buyer harmless for any claims by the Project's current general contractor, engineer and/or architect, and (k) final release of lien by general contractor, Project architects and general contractor.

17. CLOSING PROCEEDS; ESCROW AND DELIVERY OF PROCEEDS: The proceeds of the sale, including the Deposit, shall be held by Seller's attorney, or by such other mutually acceptable escrow agent, for a period of no longer than seven (7) days after Closing, to allow Evidence of Title to be continued at Buyer's expense, to show record title in Buyer without any intervening liens, encumbrances, or defects which would render Buyer's title unmarketable. If title is rendered unmarketable through no fault to Buyer, Buyer shall, within seven (7) days period, notify Seller and the escrow agent in writing of the defect and Seller shall have 30 days from date of receipt of such notification to cure said defect. If Seller fails to timely cure said defect, all monies paid hereunder, including the Deposit, shall, upon written demand therefore and within five (5) days thereafter, be returned to Buyer by escrow agent and, simultaneously with such repayment, Buyer shall vacate the Property, reconvey same to Seller by special warranty deed, and return the Personalty. If Buyer fails to timely notify Seller of any such title defects, Buyer shall take title "AS IS", waiving all rights against Seller as to such intervening defect except as may be available to Buyer by virtue of warranties, if any, contained in the deed. Buyer shall be entitled to possession of the Property upon delivery to Seller of the proceeds of the sale, which shall be at Closing if the escrow of closing proceeds is waived. The escrow of closing proceeds required by this Paragraph shall be waived if the Buyer receives title insurance against adverse matters pursuant to

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         Section 627.7841, Florida Statutes (1991), as amended. Seller shall have the right to receive Seller's net proceeds of sales in cashier's checks issued by local financial institutions if Seller gives Buyer written demand for such checks at least seven (7) days prior to Closing.

18. EXPENSES: State documentary stamps and surtax on deed and the cost of recording any corrective instruments shall be paid by Seller. Documentary stamps to be affixed to the note secured by the purchase money mortgage, intangible tax on the purchase money mortgage and the cost of recording the deed and purchase money mortgages shall be paid by Buyer.

19. PRORATIONS: All prorations shall be made as of midnight of the day preceding the Closing. Real and personal property taxes shall be prorated based on the current year's tax with due allowance being made for the maximum allowable discount and for homestead or other exemption if allowed for said year. If Closing occurs at a date when the current year's assessment is not available, then taxes shall be prorated based on the prior year's tax. However, if there are completed improvements on the property by January 1st of the year of Closing which improvements were not in existence on January 1st of the prior year, then the taxes shall be prorated based upon the prior year's mileage and at an equitable assessment to be agreed upon between the parties. However, any tax proration based on an estimate may at the request of either party be subsequently readjusted upon receipt of the tax bill, and statement to that effect will be set forth in the closing statement. Waste fees, association fees, expense and revenues of the Property shall also be prorated.

20. SPECIAL ASSESSMENT LIENS: Certified, confirmed and ratified special assessment liens as of Closing are to be paid by Seller. Pending liens as of Closing shall be assumed by Buyer, provided, however, that where the improvement has been substantially completed as of the Effective Date, such pending lien shall be considered as certified or ratified and Seller shall, at Closing, be charged an amount equal to the last estimate by the public body of the assessment for the improvement.

21. PERSONS BOUND; GENDER; FLORIDA LAW: The benefits and obligations of this Contract shall ensure to and bind the respective heirs, personal representatives, successors and assigns of the parties hereto. Whenever used, the singular shall include the plural, the plural singular, and the use of any gender shall include all genders. This Contract shall be governed by the laws of the State of Florida.

22. DEFAULT: If Buyer fails to perform this Contract within the time specified (including the payment of the Deposit), the Deposit made, or agreed to be made by Buyer, may be retained or recovered by or for the account of Seller as agreed upon liquidated damages as consideration for the execution of this Contract and in full settlement of Seller's claims, whereupon Buyer and Seller shall be relieved, as to each other, of all obligations under this Contract; or Seller, at Seller's option, may proceed in equity to enforce Seller's rights under this Contract. If, for any reason other than failure of Seller to make Seller's title marketable after diligent effort, Seller fails, neglects or refuses to perform this Contract, Buyer may seek specific performance or elect to receive the return of Buyer's Deposit without thereby waiving any action for damages resulting from Seller's breach.

23. ATTORNEY'S FEES AND COSTS: In connection with any litigation (including all appeals and interpleaders) involving the Seller, Buyer, listing broker, cooperating subagent of Broker, Buyer's Broker, or Escrow Agent, arising out of this Contract, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney's fees at trial and appellate levels.

24.      TIME: Time is of the essence for all provisions of this Contract.

25. ENTIRE AGREEMENT; TYPEWRITTEN OR HANDWRITTEN; NOT RECORDABLE: This Contract, including any exhibits and Rider attached, sets forth the entire agreement between Buyer and Seller and contains all of the covenants, promises, agreements, representations, conditions and

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         understandings. Typewritten or handwritten provisions inserted in this
         Contract or attached hereto as exhibits or Riders shall control all printed provisions in conflict therewith. Neither this Contract, nor any notice of it, shall be recorded in any public records.

26. BROKERAGE: The parties represent and warrant to each other that they have not retained the services of a broker in connection with this Contract, and agree to indemnify and hold each other harmless for any brokerage claims.

27. WARRANTY: Seller warrants and represents that (i) there are no facts known to Seller which materially affect the value or desirability of the Property or compromise the completion of the Project, which are not readily observable by Buyer or which have not been disclosed to Buyer, in writing, (ii) the Permits ARE in good standing, and (iii) the Plans & Specs have been paid in full, with accompanying Architect's receipt. These warranties shall survive the Closing and shall be binding upon Seller and, personally, upon the officer executing this Contract on its behalf.

                THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT
             IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY
                                PRIOR TO SIGNING.

BUYER:                                  Date Signed by Buyer:  June 24, 2002

SHAMROCK AT THE GABLES LLC

                                        (COMPANY SEAL)

By: /s/ Branko Vuckovich
    ----------------------------------
    BRANKO VUCKOVICH, Manager


SELLER:                                 Date Signed by Seller:  June 26, 2002

CONQUISTADOR PLAZA, INC.

                                        (COMPANY SEAL)

By: /s/ Christopher Astrom
    ----------------------------------
    CHRISTOPHER ASTROM, President

29. DEPOSIT RECEIPT: The Initial Deposit, in the amount of $100,000.00 (subject to clearance) was received on June 24, 2002 and shall be held and disbursed according to this Contract by the undersigned Escrow Agent.

RICARDO MARTINEZ-CID, TRUST ACCOUNT  (305) 859-7494  By:
-----------------------------------  --------------     ------------------------
Firm name of Escrow Agent            Telephone           (Authorized Signature)

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